UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CREE, INC.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

The 2006 Annual Meeting of Shareholders of Cree, Inc. (the “Company”) will be held at the offices of the Company at 4425 Silicon Drive, Durham, North Carolina 27703, on Friday, November 3, 2006, at 10:00 a.m. local time, to consider and vote upon the following matters and to transact such other business as may be properly brought before the meeting:

•	Proposal No. 1—Election of eight directors

•	Proposal No. 2—Ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending June 24, 2007

All shareholders are invited to attend the meeting in person. Only shareholders of record at the close of business on September 5, 2006 are entitled to notice of and to vote at the meeting.

By order of the Board of Directors,

Adam H. Broome

Secretary

Durham, North Carolina

September 15, 2006

IMPORTANT:    Whether or not you plan to attend the meeting in person, please submit voting instructions for your shares promptly using the directions on your proxy card to vote by one of the following methods: (1) by telephone, by calling the toll-free telephone number printed on your proxy card; (2) over the Internet, by accessing the website address printed on your proxy card; or (3) by marking, dating and signing your proxy card and returning it in the accompanying postage-paid envelope.

CREE, INC.

PROXY STATEMENT

MEETING INFORMATION

The Board of Directors of Cree, Inc. (the “Company”) is asking for your proxy for use at the 2006 Annual Meeting of Shareholders and any adjournments of the meeting. The meeting will be held at the Company’s offices at 4425 Silicon Drive, Durham, North Carolina 27703, on Friday, November 3, 2006, at 10:00 a.m. local time, to conduct the following business and such other business as may be properly brought before the meeting: (1) election of eight directors; and (2) ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending June 24, 2007.

The Board of Directors recommends that you vote FOR the election of the director nominees listed in this proxy statement, and FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending June 24, 2007.

The Company intends to mail its 2006 Annual Report, this proxy statement and the accompanying proxy card to shareholders beginning on or about September 20, 2006. The annual report and proxy statement will also be available on the Internet at www.cree.com/annualmeeting. The annual report is not part of the Company’s proxy soliciting materials.

VOTING PROCEDURES

Who Can Vote

Only shareholders of record at the close of business on September 5, 2006 are entitled to vote at the meeting and any adjournments of the meeting. At that time there were 77,276,869 shares of the Company’s common stock outstanding, each of which is entitled to one vote on each matter submitted to a vote at the meeting. The common stock is the only class of securities of the Company that has the right to vote at the meeting.

How You Can Vote

You may vote shares by proxy or in person using one of the following methods:

•	Voting by Telephone. You can vote using the directions on your proxy card by calling the toll-free telephone number printed on the card. The deadline for voting by telephone is Thursday, November 2, 2006, at 11:59 p.m. Eastern time. If you vote by telephone you need not return your proxy card.

•	Voting by Internet. You can vote over the Internet using the directions on your proxy card by accessing the website address printed on the card. The deadline for voting over the Internet is Thursday, November 2, 2006 at 11:59 p.m. Eastern time. If you vote over the Internet you need not return your proxy card.

•	Voting by Proxy Card. You can vote by completing and returning your signed proxy card. To vote using your proxy card, please mark, date and sign the card and return it by mail in the accompanying postage-paid envelope. You should mail your signed proxy card sufficiently in advance for it to be received by Thursday, November 2, 2006.

•	Voting in Person. You can vote in person at the meeting if you are the record owner of the shares to be voted. You can also vote in person at the meeting if you present a properly signed proxy that authorizes you to vote shares on behalf of the record owner. If your shares are held by a broker, bank, custodian or other nominee, to vote in person at the meeting you must present a letter or other proxy appointment, signed on behalf of the broker or nominee, granting you authority to vote the shares.

How You Can Revoke Your Proxy and Change Your Vote

You can revoke your proxy and change your vote by (1) attending the meeting and voting in person, (2) delivering written notice of revocation of your proxy to the Secretary at any time before voting is closed, (3) timely submitting another signed proxy card bearing a later date or (4) timely submitting new voting instructions by telephone or over the Internet as described above.

How Your Proxy Will Be Voted

If you timely submit your proxy by telephone, over the Internet or by proxy card as described above and have not revoked it, your shares will be voted or withheld from voting in accordance with the voting instructions you gave. If you timely submit your proxy without giving contrary voting instructions, your shares will be voted “FOR” election of the director nominees listed in this proxy statement, and “FOR” ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending June 24, 2007.

How You Can Vote Shares Held by a Broker or Other Nominee

If your shares are held by a broker, bank, custodian or other nominee, you may have received a voting instruction form with this proxy statement instead of a proxy card. The voting instruction form is provided on behalf of the broker or other nominee to permit you to give directions to the broker or nominee on how to vote your shares. Please refer to the voting instruction form or contact the broker or nominee to determine the voting methods available to you.

Quorum Required

A quorum must be present at the meeting before business can be conducted. A quorum will be present if a majority of the shares entitled to vote are represented in person or by proxy at the meeting. Shares represented by a proxy with instructions to withhold authority to vote or to abstain from voting on any matter will be considered present for purposes of determining the existence of a quorum. Shares represented by a proxy as to which a broker, bank, custodian or other nominee has indicated that it does not have discretionary authority to vote on any matter (sometimes referred to as a “broker non-vote”) will also be considered present for purposes of determining the existence of a quorum.

Vote Required

Directors will be elected by a plurality of the votes cast. Thus the eight nominees who receive the most votes will be elected to fill the available positions. Shareholders do not have the right to vote cumulatively in electing directors. Withholding authority in your proxy to vote for a nominee will result in the nominee receiving fewer votes.

The proposed ratification of the appointment of Ernst & Young LLP as independent auditors for fiscal 2007 will be approved if the votes cast for approval exceed the votes cast against approval.

Abstentions and broker non-votes will not be counted for purposes of determining whether these proposals have received sufficient votes for approval.

COMPARATIVE PERFORMANCE

The graph below compares, for the five-year period ended June 25, 2006, the cumulative total return of the Company’s common stock at each fiscal year end with a market index based on The Nasdaq Stock Market and an industry index based on Nasdaq-traded stocks of electronic components businesses. The market index is the Nasdaq Stock Market—U.S. Companies and the industry index is the Nasdaq Electronic Components. The graph assumes an investment of $100 on June 24, 2001 in the Company’s common stock and in each index and also assumes the reinvestment of all dividends during the period shown. The indices are calculated on a month-end basis.

Comparison of Five-Year Cumulative Total Return

Among Cree, Inc., The Nasdaq Stock Market (U.S.) Index and

The Nasdaq Electronic Components Index

Performance Graph Data	June 2001	June 2002	June 2003	June 2004	June 2005	June 2006
Cree, Inc. Common Stock	$100.00	$59.73	$74.81	$99.41	$119.95	$106.05
Nasdaq Stock Market (U.S.)	$100.00	$70.34	$78.10	$98.58	$99.24	$105.85
Nasdaq Electronic Components	$100.00	$59.37	$63.47	$82.62	$73.36	$69.24

PROPOSAL N O. 1 — ELECTION OF DIRECTORS

Nominees for Election as Directors

All eight of the persons nominated for election to the Board of Directors at the annual meeting are currently serving as directors of the Company. The Company is not aware of any nominee who will be unable or will decline to serve as a director. If a nominee becomes unable or declines to serve, the accompanying proxy may be voted for a substitute nominee, if any, designated by the Board of Directors. The term of office of each person elected as a director will continue until the later of the next annual meeting of shareholders or until such time as his successor has been duly elected and qualified.

The following table lists the nominees for election and information about each.

Name	Age	Principal Occupation and Background	Director Since
Charles M. Swoboda	39	Mr. Swoboda has served as Chairman of the Board of Directors of the Company since April 2005, as Chief Executive Officer since June 2001, as a member of the Board of Directors since October 2000 and as President since January 1999. He was Chief Operating Officer of the Company from 1997 to June 2001 and Vice President for Operations from 1997 to 1999. Prior to his appointment as Chief Operating Officer, Mr. Swoboda served as Operations Manager from 1996 to 1997, as General Manager of the Company’s former subsidiary, Real Color Displays, Incorporated, from 1994 to 1996 and as LED Product Manager from 1993 to 1994. He was previously employed by Hewlett-Packard Company.	2000

John W. Palmour, Ph.D.	45	Dr. Palmour, one of the Company’s founders, has been a member of the Board of Directors since October 1995 and has served as the Company’s Director of Advanced Devices since 1995 and as an Executive Vice President since August 2002. As Executive Vice President for Advanced Devices, Dr. Palmour is responsible for all aspects of the Company’s wide bandgap radio frequency, microwave and power switching device businesses and also manages the Company’s contract research programs. He previously served on the Board of Directors from 1992 to 1993.	1995

Dolph W. von Arx	72	Mr. von Arx has been a member of the Board of Directors since October 1991 and has served as Lead Independent Director since April 2005. He is the former Chairman, President and Chief Executive Officer of Planters Lifesavers Company, an affiliate of RJR Nabisco, Inc. Since his retirement from Planters Lifesavers Company in 1991, Mr. von Arx has served as non-executive Chairman of Morrison Restaurants Inc., a publicly held family dining business, from 1996 to 1998, and is currently a director of Northern Trust of Florida Corp. and Hospital Partners of America, Inc.	1991

James E. Dykes	68	Mr. Dykes has served on the Board of Directors since January 1992. He was formerly President and Chief Executive Officer of Signetics Company, a semiconductor manufacturer and wholly-owned subsidiary of North American Philips Corporation, from 1989 until his retirement in 1993, and from 1987 to 1988 served as the first President and Chief Executive Officer of Taiwan Semiconductor Manufacturing Company Ltd., a semiconductor foundry.	1992

Name	Age	Principal Occupation and Background	Director Since
Clyde R. Hosein	47	Mr. Hosein has been a member of the Board of Directors since December 2005. He has served as Vice President and Chief Financial Officer of Integrated Device Technology, Inc., a developer and manufacturer of high performance semiconductor solutions, since 2003. He previously served as Senior Vice President, Finance and Administration, and Chief Financial Officer of Advanced Interconnect Technologies, a semiconductor assembly and test company, from 2001 to 2003. He has also held other senior level financial positions, including the role of Chief Financial Officer at Candescent Technologies, a developer of flat panel display technology. Early in his career he spent 14 years in financial and engineering roles at IBM Corporation.	2005

Robert J. Potter, Ph.D.	73	Dr. Potter has served on the Board of Directors since April 2001. He is currently President and Chief Executive Officer of R. J. Potter Company, a business consulting firm based in Irving, Texas. Prior to establishing R. J. Potter Company, Dr. Potter was President and Chief Executive Officer of Datapoint Corporation, a producer of local area networking and video conferencing products, from 1987 to 1990. He held senior management positions in other information technology companies, including Nortel, where he served as Group Vice President responsible for the customer premises telecommunications equipment business. Previously, he was Senior Vice President and Chief Technical Officer of International Harvester Company and President of Xerox’s Office Systems Division. He is currently a director of Molex Incorporated and Zebra Technologies Corporation.	2001

Harvey A. Wagner	65	Mr. Wagner has served on the Board of Directors since February 2004. He has served as President and Chief Executive Officer of Quovadx, Inc., a global software and services company, since October 2004 and a member of its Board of Directors since April 2004. He served as its Acting President and Chief Executive Officer from May 2004 to October 2004. Prior to joining Quovadx, Mr. Wagner served as Executive Vice President and Chief Financial Officer of Mirant Corporation, an energy company, from January 2003 to April 2004, and as Executive Vice President of Finance, Secretary, Treasurer, and Chief Financial Officer of Optio Software, Inc., a software provider, from February 2002 to December 2002. From May 2001 to January 2002, he performed independent consulting services for various corporations. He was Chief Financial Officer, General Manager and Chief Operating Officer for PaySys International, Inc., a provider of financial payment processing applications, from December 1999 to April 2001. He also served as Executive Vice President of Finance and Administration and Chief Financial Officer for Premiere Technologies, Inc. from April 1998 to September 1999. He is currently a director of Quovadx, Inc. and FormFactor, Inc.	2004
Thomas H. Werner	46	Mr. Werner has been a member of the Board of Directors since March 2006. He has served as Chief Executive Officer for SunPower Corporation, a publicly-traded manufacturer of high-efficiency solar cells and solar panels, since June 2003, and is also a member of its Board of Directors. Prior to SunPower, he served as Chief Executive Officer of Silicon Light Machines Corporation, an optical solutions subsidiary of Cypress Semiconductor Corporation, from July 2001	2006

Name	Age	Principal Occupation and Background	Director Since
to June 2003 and now serves on its Board of Directors. Earlier, Mr. Werner was Vice President and General Manager of the Business Connectivity Group of 3Com Corporation, a network solutions company. He is also currently a director of Three-Five Systems, Inc.

The Board of Directors recommends shareholders

vote FOR election of the nominees named above.

Executive Officers

Mr. Swoboda and Dr. Palmour serve as both executive officers of the Company and members of the Board of Directors. The executive officers of the Company also include Michael E. McDevitt (age 42) and Robert C. Glass, Ph.D. (age 44). In addition, the Company has appointed John T. Kurtzweil (age 50) as an executive officer effective September 29, 2006, which is the date on which he has agreed to begin employment with the Company.

Mr. McDevitt was appointed as Chief Financial Officer and Treasurer of the Company on an interim basis effective May 5, 2006. He has served as the Company’s Director of Financial Planning since 2005. He previously served as the Company’s Corporate Controller from 2002 to 2005. Before joining the Company in 2002, Mr. McDevitt was Chief Financial Officer of American Sanitary Incorporated, a privately-owned U.S. distributor of janitorial-sanitary maintenance products, from 1997 to 2002. He served from 1994 to 1997 as Director of Acquisitions for Unisource Worldwide, Inc., a publicly-owned North American distributor of printing and imaging papers and supply systems.

Dr. Glass has served as the Company’s Executive Vice President—Materials and Optoelectronics since May 2005. He previously served as the Company’s Vice President—Operations and Manufacturing from 2003 to 2005, Vice President and General Manager—Materials from 2001 to 2003, General Manager—Materials from 1999 to 2001, Materials Manufacturing Manager from 1997 to 1999 and Manager of Crystal Growth from 1995 to 1997. Dr. Glass was previously employed by Westinghouse Electric Corporation.

Mr. Kurtzweil has been named as an Executive Vice President and as Chief Financial Officer and Treasurer of the Company effective September 29, 2006. He has served since 2004 as Senior Vice President and Chief Financial Officer of Cirrus Logic, Inc., a publicly-traded supplier of analog, mixed-signal and digital processing solutions for audio and industrial product applications, based in Austin, Texas. He previously served as Senior Vice President and Chief Financial Officer of ON Semiconductor, a global supplier of power- and data-management semiconductors and standard semiconductor components, and of disk drive component manufacturer Read-Rite Corporation, which sold substantially all of its assets to Western Digital Corp. in 2003. Immediately prior to joining Cirrus Logic, Mr. Kurtzweil had served as interim Chief Financial Officer for Quepasa Corporation, an online company serving the growing US Hispanic community.

Code of Ethics

We have adopted a Code of Ethics applicable to our senior financial officers, including our Chief Executive Officer and Chief Financial Officer. The full text of our Code of Ethics is published on our website at www.cree.com. We intend to disclose future amendments to, or waivers from, the Code of Ethics consistent with Item 5.05 of Form 8-K on our website within four business days following the date of such amendment or waiver. We will also provide a copy of our Code of Ethics to any person, without charge. All such requests should be in writing and sent to the attention of the Corporate Secretary, Cree, Inc., 4600 Silicon Drive, Durham, NC 27703.

Board Compositio n and Independence of Directors

The size of the Board of Directors was fixed at nine members in 1988 by shareholder action pursuant to the Company’s Bylaws. Generally only from six to eight persons have served on the Board at any one time. Only eight persons have been nominated for election at the annual meeting. Under the rules of the Securities and Exchange Commission, the accompanying proxy cannot be voted for more than eight nominees.

A majority of the Board of Directors must be comprised of independent directors for the Company to comply with the listing requirements of The Nasdaq Stock Market (“Nasdaq”). The Board has determined that six of the present directors—Messrs. Dykes, von Arx, Hosein, Potter, Wagner and Werner—are each an “independent director” within the meaning of the applicable Marketplace Rules of Nasdaq. All six of these directors are standing for election.

A ttendance at Meetings

The Board of Directors held five meetings during the fiscal year ended June 25, 2006. Each incumbent director attended or participated in 75% or more of the aggregate of the number of meetings of the Board of Directors held in fiscal 2006 during the period he served as a director and the number of meetings of committees on which he served that were held during the period of his service.

The Company expects all directors to attend each annual meeting of shareholders absent good reason. All six directors serving at that time attended the 2005 Annual Meeting of Shareholders.

Stand ing Committees

The standing committees of the Board of Directors include the Audit Committee, the Governance and Nominations Committee and the Compensation Committee. Each of these committees operates under a written charter adopted by the Board, copies of which are available on the Company’s website at www.cree.com. The charter of the Audit Committee was included as an appendix to the Company’s proxy statement in connection with its 2005 Annual Meeting of Shareholders and has not been amended. The charters of the Governance and Nominations Committee and the Compensation Committee were included as appendices to the Company’s proxy statement in connection with its 2004 Annual Meeting of Shareholders and have also not been amended. Each committee is composed solely of independent directors. The following is a brief description of the responsibilities of each of the existing standing committees and their composition.

Audit Committee

The Audit Committee is appointed by the Board to oversee the accounting and financial reporting processes of the Company and audits of the Company’s financial statements. The responsibilities of the Audit Committee include acting on the Board’s behalf in providing oversight with respect to (i) the quality and integrity of the Company’s financial statements and internal accounting and financial controls, (ii) all audit, review and attest services relating to the Company’s financial statements and internal controls, including the appointment, compensation, retention and oversight of the work of the auditors engaged to provide audit services to the Company and (iii) the Company’s compliance with legal and regulatory requirements.

The members of the Audit Committee are Messrs. Wagner, Dykes, Potter, von Arx, Hosein and Werner. The Board has determined that all members of the Committee are “independent directors” within the meaning of the applicable Nasdaq Marketplace Rules, including the special independence requirements applicable to Audit Committee members. Mr. Wagner is Chairman of the Audit Committee and has served in that capacity since 2004. The Board has determined that Mr. Wagner and Mr. Hosein are each an “audit committee financial expert” as defined in Item 401 of Regulation S-K of the Securities and Exchange Commission. The Audit Committee held eight meetings during fiscal 2006.

Governance and Nominations Committee

The Governance and Nominations Committee is appointed by the Board to assist the Board in fulfilling its responsibilities to shareholders by (i) identifying individuals qualified to become directors and selecting, or recommending that the Board select, the candidates for all directorships to be filled by the Board or by the shareholders, (ii) developing and recommending to the Board corporate governance principles for the Company and (iii) otherwise taking a leadership role in shaping the corporate governance of the Company.

The members of the Governance and Nominations Committee are Messrs. von Arx, Dykes, Potter, Wagner, Hosein and Werner. The Board has determined that all members of the Committee are “independent directors” within the meaning of the applicable Nasdaq Marketplace Rules. Mr. von Arx is Chairman of the Governance and Nominations Committee and has served in that capacity since 2004. The Governance and Nominations Committee charter establishes a policy with regard to the consideration of director candidates, including those candidates recommended by shareholders. The Committee will consider written nominations properly submitted by shareholders according to procedures set forth in the Company’s Bylaws. For a description of these procedures and policies regarding nominations see “Procedures for Director Nominations” and “2007 Annual Meeting of Shareholders” below. The Governance and Nominations Committee held four meetings during fiscal 2006.

Compensation Committee

The Compensation Committee is appointed by the Board to assist the Board in discharging its overall responsibility relating to executive officer and director compensation and to oversee and report to the Board as appropriate on the Company’s compensation policies, programs and plans, including its stock-based compensation programs. The Compensation Committee approves the compensation of all executive officers, administers the Company’s stock-based compensation programs and recommends compensation for non-employee directors to the Board for approval.

The members of the Compensation Committee are Messrs. Dykes, Potter, von Arx, Wagner, Hosein and Werner. The Board has determined that all members of the Committee are “independent directors” within the meaning of the applicable Nasdaq Marketplace Rules. Mr. Dykes is Chairman of the Compensation Committee and has served in that capacity since 1992. The Compensation Committee held six meetings during fiscal 2006. The Compensation Committee also takes action by unanimous written consent in lieu of holding a meeting.

Comp ensation of Directors

Directors who are also employed by the Company are not separately compensated for their service on the Board. Non-employee directors are compensated for Board service through a combination of a cash retainer, cash meeting fees and grants of restricted stock and non-qualified stock options to purchase shares of the Company’s common stock. The Company also reimburses directors for expenses incurred in serving as a director.

The Company grants each non-employee director annually an option with a vesting term corresponding to the term of service following election as a director at the annual meeting of shareholders. The Company also grants each non-employee director a restricted stock award annually with a one year vesting term. Non-employee directors appointed to fill a vacancy between annual meetings of shareholders are generally granted equity awards in an amount and with vesting terms that correspond to the remaining term of service before the next annual meeting. The exercise price of all option grants is equal to the fair market value on the grant date, vesting of the option is subject to continued service to the Company and the maximum term of the option is seven years. The options generally vest during the term of service as a director following election, vesting in equal increments on the last day of each calendar quarter following election or, if earlier, upon the election of directors at the next annual meeting.

In accordance with this practice, the Company on September 1, 2005 granted each non-employee director then serving on the Board an option to purchase 5,000 shares of the Company’s common stock. The options were granted at an exercise price of $25.47 per share, the closing market price on that date. The option terms provide for vesting in equal increments on the last day of each calendar quarter following election as a director at the 2005 Annual Meeting or, if earlier, upon the election of directors at the 2006 Annual Meeting. The Company also on September 1, 2005 granted 5,000 shares of restricted stock to each non-employee director then serving on the Board. The shares of restricted stock were subject to vesting restrictions and other terms and conditions and vested on September 1, 2006. Mr. Hosein, who joined the Board in December 2005, was granted an option on December 19, 2005 to purchase 3,750 shares of the Company’s common stock at an exercise price of $25.89 per share, the closing market price on that date, with the vesting terms described above. In addition, Mr. Hosein was awarded 3,750 shares of restricted stock that vested on September 1, 2006. Mr. Werner, who joined the Board in March 2006, was granted an option on March 27, 2006 to purchase 2,500 shares of the Company’s common stock at an exercise price of $32.92 per share, the closing market price on that date, with the vesting terms described above. Mr. Werner was also awarded 2,500 shares of restricted stock that vested on September 1, 2006.

For regular Board meetings, non-employee directors are paid $2,500 for each meeting. For special Board meetings, non-employee directors are paid $1,000 for each meeting attended except where directors are requested to attend in person, in which case non-employee directors attending in person are paid $2,500. For committee meetings, non-employee directors serving on the committee are paid $1,000 for each meeting attended, except that the person serving as chair of the Audit Committee is paid $4,000 for each Audit Committee meeting and the chair of any other committee is paid $2,000 for each meeting of that committee. In addition, each non-employee director receives an annual retainer of $25,000 paid in quarterly installments in advance.

The Company’s non-employee directors may defer certain retainer payments and meeting fees to a later payment date under the Cree, Inc. Directors’ Deferred Compensation Plan, which is designed to meet the requirements of Section 409A of the Internal Revenue Code and to be exempt from the Employee Retirement Income Security Act. A participant may choose to receive payment upon his or her separation from service or at a date specified in the election. Any specified date must be at least one year later than the date the payment would have been made in the absence of a deferral election. A participant may choose to receive payment in a single lump sum in cash or in substantially equal annual cash installments for the number of years specified in the election (not to exceed ten) beginning on the designated payment date. Participants have the ability to earn “deemed” or “shadow” interest on their deferred amounts. The investment options are the same as those available under the Company’s tax-qualified Section 401(k) retirement plan. Participants direct the manner in which their deferred amounts are deemed invested among the investment options.

During fiscal 2006, the following amounts were earned by non-employee directors as cash meeting fees: Mr. Dykes, $52,500; Mr. von Arx, $59,500; Mr. Hosein, $28,000; Dr. Potter, $55,500; Mr. Wagner, $79,500; and Mr. Werner, $14,250.

Certain Tr ansactions and Legal Proceedings

Mr. Wagner served as Executive Vice President and Chief Financial Officer of Mirant Corporation, an international energy company based in Atlanta, Georgia, from January 2003 through April 2004. In July 2003, Mirant and certain of its wholly-owned subsidiaries in the United States filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code. Additionally, certain of Mirant’s Canadian subsidiaries filed an application for creditor protection under the Companies Creditors’ Arrangement Act in Canada. The Canadian subsidiaries emerged from creditor protection in May 2004. Mirant Corporation emerged from bankruptcy proceedings in the United States in January 2006.

Section 16(a) Beneficial O wnership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Directors, officers and greater-than-ten-percent beneficial owners are required by Commission rules to furnish the Company with copies of all reports they file under Section 16(a). To the Company’s knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its directors, officers and beneficial owners were complied with on a timely basis during the fiscal year ended June 25, 2006.

OWNERSHIP OF SECURITIES

Principal Shareholders and Share Ownership by Management

The following table sets forth information regarding the beneficial ownership of the Company’s common stock as of September 5, 2006 by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding common stock, (ii) each person named in the Summary Compensation Table on page 12, (iii) each person serving as a director or nominated for election as a director, and (iv) all current executive officers and directors as a group. Except as otherwise indicated by footnote, to the Company’s knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name and Address (1)	Common Stock Beneficially Owned	Percentage of Outstanding Shares
FMR Corp. (2) 82 Devonshire Street Boston, MA 02109	11,348,395	14.7%
Legg Mason, Inc. (3) 100 Light Street Baltimore, MD 21202	11,184,742	14.5%
OppenheimerFunds, Inc. (4) 6803 S. Tucson Way Centennial, CO 80112	9,644,533	12.5%
John W. Palmour, Ph.D. (5)	1,274,564	1.6%
Charles M. Swoboda (6)	968,162	1.2%
Dolph W. von Arx (7)	905,326	1.2%
Cynthia B. Merrell (8)	278,448	*
James E. Dykes (9)	235,000	*
Robert C. Glass, Ph.D. (10)	204,422	*
Robert J. Potter, Ph.D. (11)	126,000	*
Harvey A. Wagner (12)	43,000	*
Michael E. McDevitt (13)	34,351	*
Clyde R. Hosein (14)	12,500	*
Thomas H. Werner (15)	12,000	*
All current directors and executive officers as a group (10 persons) (16)	3,815,325	4.8%

*	Less than 1%.

(1)	Unless otherwise noted, all addresses are in care of the Company at 4600 Silicon Drive, Durham, NC 27703.

(2)	As reported by FMR Corp. in its report on Form 13F filed with the Securities and Exchange Commission for the quarter ended June 30, 2006, which states that FMR Corp. has defined investment discretion with respect to all of such shares, sole voting authority with respect to 557,719 shares and no voting authority with respect to 10,790,676 shares.

(3)	As reported by Legg Mason, Inc. in its report on Form 13F filed with the Securities and Exchange Commission for the quarter ended June 30, 2006, which states that Legg Mason, Inc. has defined investment discretion with respect to all of such shares, sole voting authority with respect to 9,437,486 shares and no voting authority with respect to 1,747,256 shares.

(4)	As reported by OppenheimerFunds, Inc. in its report on Form 13F filed with the Securities and Exchange Commission for the quarter ended June 30, 2006, which states that OppenheimerFunds, Inc. has defined investment discretion with respect to all of such shares.

(5)

Includes 517,334 shares subject to options exercisable within sixty days of September 5, 2006. Also includes 10,800 shares held by Dr. Palmour pursuant to restricted stock awards which had not vested as of September 5, 2006. The share amount reported for Dr. Palmour includes 40,000 shares owned by his spouse and with respect to which he may be deemed to possess shared voting and investment power; Dr. Palmour disclaims beneficial ownership of these shares.

(6)	Includes 842,000 shares subject to options exercisable within sixty days of September 5, 2006. Also includes 54,000 shares held by Mr. Swoboda pursuant to restricted stock awards which had not vested as of September 5, 2006.

(7)	Includes 123,000 shares subject to options exercisable within sixty days of September 5, 2006. Also includes 5,000 shares held by Mr. von Arx pursuant to a restricted stock award which had not vested as of September 5, 2006. The share amount reported for Mr. von Arx includes 624,500 shares held in revocable living trusts over which Mr. von Arx has shared voting and investment power. The share amount reported for Mr. von Arx also includes 69,326 shares held by a family trust of which his spouse is a co-trustee with respect to which he may be deemed to possess shared voting and investment power; 10,000 shares owned by a charitable foundation of which he is a director and with respect to which he may be deemed to possess shared voting and investment power; and 10,000 shares owned by a charitable remainder unitrust over which Mr. von Arx has no investment control. Mr. von Arx disclaims beneficial ownership of the 69,326 shares held by the family trust, the 10,000 shares held by the charitable foundation and the 10,000 shares held by the charitable remainder unitrust.

(8)	Includes 269,200 shares subject to options exercisable within sixty days of September 5, 2006.

(9)	Includes 145,000 shares subject to options exercisable within sixty days of September 5, 2006. Also includes 5,000 shares held by Mr. Dykes pursuant to a restricted stock award which had not vested as of September 5, 2006.

(10)	Includes 183,334 shares subject to options exercisable within sixty days of September 5, 2006. Also includes 10,800 shares held by Dr. Glass pursuant to restricted stock awards which had not vested as of September 5, 2006.

(11)	Includes 109,000 shares subject to options exercisable within sixty days of September 5, 2006. Also includes 5,000 shares held by Dr. Potter pursuant to a restricted stock award which had not vested as of September 5, 2006.

(12)	Includes 33,000 shares subject to options exercisable within sixty days of September 5, 2006. Also includes 5,000 shares held by Mr. Wagner pursuant to a restricted stock award which had not vested as of September 5, 2006.

(13)	Includes 29,267 shares subject to options exercisable within sixty days of September 5, 2006. Also includes 4,000 shares held by Mr. McDevitt pursuant to a restricted stock award which had not vested as of September 5, 2006.

(14)	Includes 3,750 shares subject to options exercisable within sixty days of September 5, 2006. Also includes 5,000 shares held by Mr. Hosein pursuant to a restricted stock award which had not vested as of September 5, 2006.

(15)	Includes 2,500 shares subject to options exercisable within sixty days of September 5, 2006. Also includes 5,000 shares held by Mr. Werner pursuant to a restricted stock award which had not vested as of September 5, 2006. The share amount reported by Mr. Werner includes 2,000 shares held by a family trust.

(16)	For all current executive officers and directors as a group, includes a total of 1,988,185 shares subject to options exercisable within sixty days of September 5, 2006 and 109,600 shares held pursuant to restricted stock awards which had not vested as of September 5, 2006.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table summarizes the annual and long-term compensation, for the fiscal years indicated, of the Company’s chief executive officer, all other persons who served as executive officers at the end of fiscal 2006 and the Company’s former Chief Financial Officer and Treasurer.

Summary Compensation Table

		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)		Restricted Stock Awards ($) (1)	Securities Underlying Options (#)	All Other Compensation ($) (2)
Charles M. Swoboda Chairman, Chief Executive Officer and President	2006 2005 2004	$540,378 490,378 440,391	$	— 322,350 225,000	$764,100 — —	6,000 50,000 50,000	$3,413 2,490 336

Michael E. McDevitt Chief Financial Officer and Treasurer (3)	2006	$178,543		$10,480	—	15,000	$2,710

John W. Palmour, Ph.D. Executive Vice President, Advanced Devices	2006 2005 2004	$208,073 197,108 182,112		$18,376 55,972 57,000	$152,820 — —	10,000 30,000 35,000	$3,602 2,193 333

Robert C. Glass, Ph.D. Executive Vice President, Materials and Optoelectronics (4)	2006 2005	$239,990 238,071		$22,080 73,550	$152,820 —	10,000 30,000	$4,307 3,340

Cynthia B. Merrell Former Chief Financial Officer and Treasurer, Senior Financial Advisor (5)	2006 2005 2004	$271,121 270,005 266,156		$33,342 118,746 100,925	— — —	— 30,000 35,000	$4,323 1,957 336

(1)	As of June 25, 2006, the aggregate number of shares of restricted stock owned by the named executive officers, and the value of such shares based on the closing market price of $23.49 per share on June 23, 2006, were as follows: Mr. Swoboda, 30,000 shares valued at $704,700; Dr. Palmour, 6,000 shares valued at $140,940; and Dr. Glass, 6,000 shares valued at $140,940. One-fifth of the shares of restricted stock will vest on each of September 1, 2006, September 1, 2007, September 1, 2008, September 1, 2009 and September 1, 2010, provided the executive officer continues service as an employee of the Company or a related “Employer” as defined in the Company’s Long-Term Incentive Compensation Plan or as a member of the Company’s Board of Directors. The executive officers are eligible to receive dividends with respect to restricted stock, although the Company has never paid dividends on its common stock and does not anticipate that it will do so in the foreseeable future. Any dividends will be automatically reinvested in additional shares of restricted stock subject to the same restrictions as the underlying restricted stock.

(2)

The amounts listed for fiscal 2004 represent group term life insurance premiums paid by the Company. The amounts listed for fiscal 2005 and fiscal 2006 include group term life insurance premiums paid by the Company and Company matching contributions to the 401(k) retirement plan. In fiscal 2005, the respective group term life insurance premiums and 401(k) matching contributions for the named executive officers were as follows: Mr. Swoboda, $336 and $2,154; Dr. Palmour, $336 and $1,857; Dr. Glass, $336 and $2,816; and Ms. Merrell, $336 and $1,621. The amount listed for Dr. Glass in fiscal 2005 also includes a payment of $188 representing a patent award payment in connection with the Company’s intellectual property reward program. In fiscal 2006, the respective group term life insurance premiums and 401(k) matching contributions for the named executive officers were as follows: Mr. Swoboda, $336 and $3,077;

Mr. McDevitt, $336 and $2,374; Dr. Palmour, $336 and $3,266; Dr. Glass, $336 and $3,971; and Ms. Merrell, $308 and $4,015.

(3)	Mr. McDevitt was appointed to the position of Chief Financial Officer and Treasurer on an interim basis effective May 5, 2006. The table does not include information about any compensation paid to Mr. McDevitt for any fiscal year in which he did not serve as an executive officer.

(4)	Dr. Glass was appointed to the position of Executive Vice President effective May 26, 2005. The table does not include information about any compensation paid to Dr. Glass for any fiscal year in which he did not serve as an executive officer.

(5)	Ms. Merrell resigned from her position as Chief Financial Officer and Treasurer effective May 5, 2006, and currently serves as a Senior Financial Advisor.

Stock Option Grants

The following table provides information about stock options granted to the named executive officers during fiscal 2006.

Option Grants in Last Fiscal Year

Name	No. of Securities Underlying Options Granted	% Total Options Granted to Employees in Fiscal Year		Exercise Price ($/sh)	Expiration Date (1)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
						5%	10%
Charles M. Swoboda	6,000	0.6%		$25.47	09/01/12	$62,213	$144,983
Michael E. McDevitt	5,000 10,000	0.5 0.9	% %	25.47 30.85	09/01/12 05/05/13	51,844 125,590	120,819 292,679
John W. Palmour	10,000	0.9%		25.47	09/01/12	103,688	241,638
Robert C. Glass	10,000	0.9%		25.47	09/01/12	103,688	241,638
Cynthia B. Merrell	—	—		—	—	—	—

(1)	The options listed were granted under the Company’s Long-Term Incentive Compensation Plan. Each option expires on the earlier of the expiration date shown or 90 days after termination of the recipient’s employment, except in cases of death or disability. The option may be exercised to purchase vested shares only. Upon termination of employment, the option is forfeited with respect to any shares not then vested, except in cases of death or disability.

Stock Option Exercises

The following table provides information about stock options exercised by the named executive officers during fiscal 2006.

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-the- Money Options at FY-End ($) Exercisable/Unexercisable (2)
Charles M. Swoboda	40,000	$847,839	840,000 / 6,000	$549,700 / $ 0
Michael E. McDevitt	—	—	22,800 / 26,200	$59,456 / $49,264
John W. Palmour	8,000	$184,500	504,000 / 20,000	$2,324,235 / $36,100
Robert C. Glass	10,000	$169,100	175,000 / 15,000	$518,050 / $18,050
Cynthia B. Merrell	—	—	259,200 / 10,000	$602,385 / $36,100

(1)	Represents the market value of shares acquired at the date of exercise less the exercise price paid to the Company, without adjustment for income and other taxes payable upon exercise.

(2)	Represents the value of the shares issuable upon exercise, calculated using the value at the fiscal year end, less the exercise price. The fiscal year end value was $23.49 per share based on the last sale price on June 23, 2006 as reported by The Nasdaq Stock Market.

Employment Agreements

The Company has entered into an employment agreement with Mr. Swoboda and a letter agreement with Ms. Merrell in connection with her resignation and continuation as an at-will employee beyond the date of her resignation, as described below.

Agreement with Mr. Swoboda. On October 13, 2004, the Company and Charles M. Swoboda entered into an employment agreement pursuant to which Mr. Swoboda will continue to serve as the Company’s President and Chief Executive Officer as an at-will employee. In addition, the agreement requires Mr. Swoboda to be nominated each year to serve as a member of the Company’s Board of Directors.

The agreement has an initial term of three years, with automatic one-year renewals commencing on the third anniversary, unless one party provides the other with at least 120 days’ prior written notice that the term shall not be extended. Under the agreement, Mr. Swoboda’s annual base salary was initially set at $500,000, and is to be reviewed annually by the Compensation Committee of the Company’s Board of Directors. Mr. Swoboda will be eligible to receive a bonus upon the achievement of certain performance goals set by the Compensation Committee, and his target bonus for each calendar year will be at least 70% of his base salary.

The agreement also provides that Mr. Swoboda is entitled to participate in certain benefit plans of the Company as well as to be reimbursed for certain travel, entertainment and other expenses in connection with his services for the Company.

Although Mr. Swoboda is an at-will employee, meaning that he can be terminated at any time with or without cause upon written notice by the Company, he is entitled to severance benefits depending on the circumstances of the termination. In the event the Company terminates Mr. Swoboda for any reason, he will be entitled to any (i) unpaid base salary accrued up to the effective date of termination, (ii) unpaid, but earned and accrued annual incentive for any completed fiscal year as of the termination, (iii) pay for accrued but unused vacation that the Company is legally obligated to pay, (iv) benefits or compensation as provided under the terms of any applicable employee benefit and compensation agreements or plans, (v) unreimbursed business expenses required to be reimbursed and (vi) rights to indemnification under the Company’s Articles of Incorporation, Bylaws, the agreement or separate indemnification agreement, as applicable.

If Mr. Swoboda’s employment is terminated by the Company without cause or by Mr. Swoboda for good reason, and the termination is not in connection with a change of control, then Mr. Swoboda will receive (i) continued payment of his base salary until the later of (a) the date 24 months following the termination of Mr. Swoboda’s employment or (b) the date that the term of the agreement otherwise expires (the “Continuance Period”), (ii) a lump-sum payment, paid at the time fiscal year bonuses are paid to other Company executive officers, equal to twice the average of Mr. Swoboda’s earned annual incentives for the two fiscal years immediately preceding the fiscal year in which the termination occurs, (iii) reimbursement for premiums paid to continue medical benefits for Mr. Swoboda and his eligible dependents under the Company’s benefit plans for 12 months and (iv) accelerated vesting with respect to 50% of his then outstanding, unvested equity awards that (y) were granted prior to the effective date of the agreement and are “underwater” as of the same date, or (z) are granted on or after the effective date of the agreement.

If Mr. Swoboda’s employment is terminated by the Company without cause or by Mr. Swoboda for good reason, and the termination is in connection with a change of control, then he will receive (i) continued payment of his base salary for the Continuance Period, (ii) a lump-sum payment of an amount equal to his current target annual incentive, pro-rated to the date of termination, paid within 30 days of termination, (iii) a lump-sum payment, paid at the time fiscal year bonuses are paid to other Company executive officers, equal to twice the average of Mr. Swoboda’s earned annual incentives for the two fiscal years immediately preceding the fiscal year in which the termination occurs, (iv) reimbursement for premiums paid to continue medical benefits for Mr. Swoboda and his eligible dependents under the Company’s benefit plans for 24 months and (v) full accelerated vesting with respect to Mr. Swoboda’s then outstanding, unvested equity awards. In addition, Mr. Swoboda also will receive a gross-up payment equal to the amount of any excise tax incurred as a result of any payments made by the Company, together with any income, employment and excise taxes related to such gross-up payment, as well as any related interest and penalties, that would not have been imposed absent such payments in an amount sufficient to restore him to the same after-tax position he would have been in if the excise tax had not been imposed.

In the event of a dispute relating to any provision of the agreement, the Company will reimburse Mr. Swoboda for the fees and expenses he incurs in connection with the dispute on a quarterly basis. In the event Mr. Swoboda does not prevail on at least one material issue or if an arbitrator determines that Mr. Swoboda’s legal positions were frivolous or without legal foundation, (i) Mr. Swoboda will repay the Company amounts previously reimbursed and (ii) Mr. Swoboda will reimburse the Company for its fees and expenses.

The agreement also provides that Mr. Swoboda will execute the Company’s standard form of employee agreement regarding confidential information, intellectual property and noncompetition. This employee agreement contains standard provisions regarding the treatment and disclosure of confidential information, intellectual property assignment and rights and restrictions on competition. Under the non-competition provisions of the employee agreement and subject to certain limited exceptions, an employee is restricted while employed by the Company and for a period of time following the termination of his or her employment from (i) performing services for any competing business, (ii) holding office as an officer or director or like position in any competing business or being the beneficial owner of an equity interest in any competing business, (iii) requesting any present or future customers or suppliers of the Company to curtail or cancel business with the Company or (iv) inducing or attempting to induce any employee of the Company to terminate his or her employment with the Company. Under the agreement, Mr. Swoboda has agreed to be subject to these noncompetition provisions for the later of the date 12 months following termination of his employment or the expiration of the Continuance Period.

Agreement with Ms. Merrell. On August 10, 2005, the Company and Cynthia B. Merrell entered into a letter agreement in connection with Ms. Merrell’s resignation as Chief Financial Officer and Treasurer. As amended by letter agreement dated January 18, 2006, the agreement with Ms. Merrell provided that she would continue as the Company’s Chief Financial Officer and Treasurer until the date (the “Resignation Effective Date”) that was the earlier of (a) the date a successor CFO, including any acting or interim CFO, became CFO by appointment of the Company’s Board of Directors or (b) May 5, 2006, unless her employment was terminated earlier by Ms. Merrell or the Company. Ms. Merrell’s resignation became effective on May 5, 2006. Until the Resignation Effective Date, she was compensated at her current base salary and was eligible to participate in all Company employee benefit plans, policies and arrangements that were applicable to regular, full-time employees, including the Company’s Management Incentive Compensation Plan, with any incentive payment award under the plan prorated as of the Resignation Effective Date.

Beginning on the Resignation Effective Date and until December 31, 2006, unless her employment is terminated earlier, Ms. Merrell will serve as Senior Financial Advisor to the Company’s Chief Executive Officer on a part-time basis, up to 80 hours per month. During that period, she will continue to be compensated at her current base salary and will be eligible to participate in all Company employee benefit plans, policies and arrangements that are applicable to part-time employees, except that she will not participate in the Company’s quarterly Employee Incentive Compensation Plan. She will also not be eligible to participate in the Company’s medical, vision and dental plans, unless she timely elects to extend coverage pursuant to COBRA. The Company will increase her salary by an amount equal to the applicable COBRA premium during the period she is a part-time employee under the Agreement.

Ms. Merrell’s stock options will continue to vest until the termination of her employment with the Company, subject to the provisions of the Company’s Equity Compensation Plan and applicable agreements between Ms. Merrell and the Company. The non-qualified stock option granted to Ms. Merrell on October 1, 2004 to purchase up to 30,000 shares of the Company’s stock, which became fully vested and exercisable as of April 15, 2005 subject to certain contractual restrictions on sale or other transfer of the purchased shares, may be exercised by Ms. Merrell free of such restrictions, subject to the expiration provisions of the applicable option agreement and the Company’s trading window policy.

If the Company terminates Ms. Merrell’s employment without cause (as defined in the Agreement) prior to December 31, 2006, Ms. Merrell will be entitled to receive a severance payment equal to the sum of (1) the remaining base salary she would have earned through December 31, 2006, (2) the value of any accrued and unused vacation days and holiday hours as of the last day of her employment and (3) her cost (grossed up for taxes) to continue medical, vision and dental coverage for herself and her dependents through the first anniversary of the Resignation Effective Date. If Ms. Merrell remains employed by the Company through December 31, 2006, Ms. Merrell will be entitled to receive a severance payment equal to the sum of the amounts described in (2) and (3) above.

If Ms. Merrell terminates her employment with the Company or the Company terminates Ms. Merrell for cause (as defined in the Agreement) prior to December 31, 2006, the Company shall have no obligation to pay Ms. Merrell any severance payments. Cause includes among other things Ms. Merrell’s death, disability or incapacity, acts or omission of gross negligence or willful misconduct, willful and continued failure to perform duties and responsibilities, material breach of her confidential information, intellectual property and non-compete agreement with the Company or, prior to the Resignation Effective Date, her employment by another entity.

Payment of any severance amounts is conditioned upon Ms. Merrell providing the Company a release of customary claims.

Equity Compensation Plans

The following table provides information, as of June 25, 2006, for all of the Company’s compensation plans (including individual compensation arrangements) under which it is authorized to issue equity securities.

Equity Compensation Plan Information

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)		(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (1)
Equity compensation plans approved by security holders	8,681,100	(2)	$27.36	3,930,741	(3)
Equity compensation plans not approved by security holders	1,507,095	(4)	$19.96	—
Total	10,188,195		$26.27	3,930,741

(1)	Refers to shares of the Company’s common stock.

(2)	Includes shares issuable upon exercise of outstanding options under the following plans in the amounts indicated: Equity Compensation Plan—7,294,096 shares; Stock Option Plan for Non-Employee Directors (“Director Plan”)—48,000 shares; and 2004 Long-Term Incentive Compensation Plan (“LTIP”)—1,339,004 shares.

(3)	Includes shares remaining for future issuance under the following plans in the amounts indicated: the LTIP—3,411,308 shares, 892,250 shares of which are available for issuance as restricted shares; and 2005 Employee Stock Purchase Plan—519,433 shares.

(4)	Includes shares issuable upon exercise of outstanding options under the following plans in the amounts indicated: 2001 Nonqualified Stock Option Plan (“Nonqualified Plan”)—1,303,032 shares; Fiscal 2002 Stock Option Bonus Plan (“Fiscal 2002 Bonus Plan”)—19,824 shares; Fiscal 2001 Stock Option Bonus Plan (“Fiscal 2001 Bonus Plan”)—142,734 shares; and Nitres, Inc. 1999 Stock Option/Stock Issuance Plan (“Nitres Plan”)—41,505 shares. The Company assumed the options outstanding under the Nitres Plan, which have a weighted average exercise price of $0.005 per share, in connection with the Company’s acquisition of Nitres, Inc. in May 2000.

As of June 25, 2006, the only compensation plans or arrangements under which the Company is authorized to issue equity securities and which have not been previously approved by the shareholders are the Nonqualified Plan, the Fiscal 2001 and Fiscal 2002 Bonus Plans and the options assumed under the Nitres Plan. The following is a brief description of the material features of these plans; this description is not intended to be a complete description of the plans and is qualified in its entirety by reference to the full text of the applicable plan:

Nonqualified Plan. The Nonqualified Plan was adopted by the Board of Directors in April 2001. It provided for grants to the Company’s eligible employees (including employees of its controlled subsidiaries) of nonqualified stock options to purchase shares of the Company’s common stock. None of the Company’s directors or officers was eligible to receive awards under the Nonqualified Plan. The Nonqualified Plan terminated as to additional grants in January 2003. As of June 25, 2006, there were options to purchase 1,303,032 shares outstanding under the Nonqualified Plan.

Fiscal 2001 and Fiscal 2002 Bonus Plans. The Board of Directors adopted the Fiscal 2001 Bonus Plan in October 1999 in order to provide for grants of nonqualified stock options to the Company’s eligible employees (including employees of its controlled subsidiaries) for each quarter of fiscal 2001 if the Company achieved pre-established financial targets for the quarter. None of the Company’s directors or officers was eligible to receive awards under the plan, and employees participating in its cash incentive compensation programs did not participate in the plan. The Fiscal 2001 Bonus Plan expired as to additional grants in September 2001. As of June 25, 2006, there were options to purchase 142,734 shares outstanding under the Fiscal 2001 Bonus Plan.

The Fiscal 2002 Bonus Plan was adopted by the Board of Directors in July 2001 with substantially the same terms as the Fiscal 2001 Bonus Plan. The Fiscal 2002 Bonus Plan expired as to additional grants in September 2002. As of June 25, 2006 there were options to purchase 19,824 shares outstanding under the Fiscal 2002 Bonus Plan.

Nitres Plan. In connection with the acquisition of Nitres, Inc. in May 2000, pursuant to which Nitres became the Company’s wholly-owned subsidiary, the Company assumed certain outstanding stock options granted under the Nitres Plan. Since the closing of the acquisition, no additional stock options have been awarded, nor are any authorized to be awarded, under the Nitres Plan. As of June 25, 2006 there were 41,505 nonqualified stock options outstanding under the Nitres Plan.

Report of the Compensation Committee

The Compensation Committee approves the compensation of the chief executive officer and all other executive officers. In addition, the Committee administers the Company’s equity compensation plans and, in that capacity, reviews and approves awards to executive officers under the plans. This report describes the policies followed by the Committee with respect to the compensation of executive officers for fiscal 2006 and the bases for the fiscal 2006 compensation of Mr. Swoboda, who served as Chairman and Chief Executive Officer (“CEO”) during the year.

Executive Officer Compensation Policies. The Committee believes the Company’s overall compensation program should relate to creating shareholder value. Accordingly, the Committee seeks to adhere to executive compensation practices that will enable the Company to attract and retain talented executives, align the interests of executives with shareholder interests and motivate executives to achieve targeted Company objectives. The Company historically has relied to a substantial degree on equity compensation to attract and motivate executive officers. In considering proposed equity awards, the Committee takes into account factors it deems appropriate, including the officer’s position and level of responsibility, options and restricted stock held by the officer, the potential reward to the officer if the stock price appreciates and the competitiveness of the officer’s overall compensation arrangements. Outstanding performance by an individual and significant changes in responsibilities also may be taken into consideration.

In applying these policies in approving the compensation of executive officers for fiscal 2006, the Committee sought to establish each officer’s overall compensation at competitive market levels based on compensation for comparable positions at similarly-situated companies. In approving compensation adjustments the Committee examined both qualitative and quantitative factors relating to corporate and individual performance. The qualitative factors in many instances necessarily involved a subjective assessment by the Committee. The Committee did not base its considerations on any single factor. It instead considered a variety of factors and evaluated individual performance against those factors both in absolute terms and in relation to the executive’s peers at similar companies. With respect to executive officers other than the CEO, the Committee also considered Mr. Swoboda’s recommendations.

Executive officer compensation approved for fiscal 2006 consisted of base salary, stock option and restricted stock grants and awards under the management incentive compensation plan, in addition to other benefits available to Company employees generally. In the case of Ms. Merrell, who tendered her resignation as Chief Financial Officer in August 2005 and resigned the position effective in May 2006, the Committee determined it was appropriate to make no adjustment to her salary or incentive target award as an executive officer for fiscal 2006 nor to grant her any additional equity awards. To assure her continued availability for a transition period following her resignation, the Committee approved an agreement under which the Company has employed her in an advisory role on a part-time basis through December 2006.

The options awarded to executive officers during fiscal 2006 were granted at exercise prices equal to the closing market price of the underlying stock on the grant date, are subject to vesting ratably over three years from the grant date and have a maximum term of seven years. The restricted stock awards were granted subject to vesting ratably over five years from the grant date. Awards under the incentive compensation plan were assigned as a target award for each participant, expressed as a percentage of base salary, to be paid if certain goals were achieved. The goals included corporate performance measures for all participants and individual quarterly objectives for participants reporting to the CEO. For executive officers other than the CEO and Chairman, 60% of the target award was based upon fiscal year financial goals and the remainder based upon individual quarterly objectives. Participants were eligible to earn from 0% to 100% of the quarterly awards and from 0% to 150% of the annual awards depending on performance. For the CEO and Chairman, the target awards were based entirely on fiscal year goals. The corporate financial goals were established at the beginning of the fiscal year and included revenue, net income and earnings per share measures. No part of the annual award would be paid unless the minimum revenue and net income or earnings per share goals were met. For fiscal 2006, no part of the annual award was paid because the minimum financial targets were not met.

Bases for CEO Compensation. The Compensation Committee followed the general policies described above in approving Mr. Swoboda’s compensation for fiscal 2006. The Committee took into consideration both individual and corporate performance, including the Company’s financial results for fiscal 2005, and competitive market data regarding compensation of chief executive officers at similarly-situated companies. Based on these factors, the Committee approved an annual salary of $550,000 for Mr. Swoboda, effective as of September 2005, with a target incentive award equal to 70% of his base salary. The incentive award was conditioned upon achievement of the corporate performance goals for the year as described above. Based on the fiscal 2006 financial results, no part of the incentive award was paid.

Mr. Swoboda also received one option grant during fiscal 2006, representing the right to purchase 6,000 shares of common stock at $25.47 per share, with the exercise price equal to the closing market price on the grant date. The option is scheduled to vest over three years from the grant date. In addition, the Committee approved a restricted stock award of 30,000 shares to Mr. Swoboda, vesting ratably over five years from the grant date.

THE COMPENSATION COMMITTEE

James E. Dykes, Chairman

Dolph W. von Arx

Clyde R. Hosein

Robert J. Potter, Ph.D.

Harvey A. Wagner

Thomas H. Werner

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee who served during fiscal 2006 has ever served as an officer or employee of the Company or any of its subsidiaries. No interlocking relationships exist between the Company’s Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF

INDEPENDENT AUDITORS

The Audit Committee has reappointed Ernst & Young LLP to audit the consolidated financial statements of the Company for fiscal 2007. Ernst & Young was first engaged as the Company’s independent auditors for fiscal 1999 and has served as the Company’s independent auditors for each subsequent fiscal year. A representative from Ernst & Young is expected to be present at the 2006 Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Although shareholder ratification of the appointment is not required by law or the Company’s Bylaws, the Audit Committee determined that, as a matter of corporate governance, the selection of independent auditors should be submitted to the shareholders for approval. If the appointment of Ernst & Young is not ratified by a majority of the shares cast at the 2006 Annual Meeting, the Audit Committee will consider the appointment of other independent auditors for subsequent fiscal years.

The Board of Directors recommends

shareholders vote FOR Proposal No. 2.

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process and audits of the Company’s financial statements including its internal controls over financial reporting. The full responsibilities of the Audit Committee are described in a written charter adopted by the Board of Directors, a copy of which is posted on the Company’s website at www.cree.com. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, as well as expressing opinions on management’s assessment of the effectiveness of the Company’s internal controls and the auditors’ own assessment of the effectiveness of the Company’s internal controls.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements, management’s assessment and report on the effectiveness of the Company’s internal controls, the independent auditors’ attestation report on the Company’s internal controls and the processes that support certifications of the Company’s financial statements by the Company’s Chief Executive Officer and Chief Financial Officer. The Audit Committee has also discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditors’ independence and has discussed with the auditors the auditors’ independence.

The members of the Audit Committee in carrying out their duties are not engaged in the practice of accounting and do not act as auditors. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact independent.

The Audit Committee routinely meets privately with the Company’s internal auditor and the independent auditors.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 25, 2006 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Harvey A. Wagner, Chairman

Dolph W. von Arx

James E. Dykes

Clyde R. Hosein

Robert J. Potter, Ph.D.

Thomas H. Werner

Independent Auditor Fee Information

The fees of Ernst & Young LLP for the fiscal years shown were as follows:

	Fiscal 2006	Fiscal 2005
Audit Fees	$578,205	$882,011
Audit-Related Fees	25,083	115,676
Tax Fees	—	59,588
All Other Fees	640	1,500

Total	$603,928	$1,058,775

Audit Fees. This category includes fees billed for the fiscal year shown for professional services for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q, internal controls attestation under Section 404 of the Sarbanes-Oxley Act of 2002, and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees. This category includes fees billed in the fiscal year shown for assurance and related services that are reasonably related to the performance of the audits and reviews of the Company’s financial statements and are not reported under the category “Audit Fees.” The services comprising the fees disclosed under this category for fiscal 2006 were for employee benefit plan audit services and consents related to various Form S-8 filings and for fiscal 2005 were for employee benefit plan audit services, consents related to various Form S-8 filings and various accounting and related consultations.

Tax Fees. This category includes fees billed in the fiscal year shown for professional services for tax compliance, tax planning and tax advice. The services comprising the fees disclosed under this category for fiscal 2005 were for tax provision and other tax consultations.

All Other Fees. This category includes fees billed in the fiscal year shown for products and services provided by Ernst & Young LLP that are not reported in any other category. The services comprising the fees disclosed under this category for fiscal 2006 were for FAS 123R training and for fiscal 2005 were for an online research tool.

All audit and permissible non-audit services provided by the Company’s independent auditors, as well as the fees for such services, must be pre-approved by the Audit Committee. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decisions are reported to the full Audit Committee at its next scheduled meeting. The Committee has delegated such authority to the Committee’s chairman. Any pre-approval is generally for the current fiscal year, and any pre-approval is detailed as to the particular service or category of services. All audit and non-audit services provided by the Company’s independent auditors during fiscal 2006 and fiscal 2005 were pre-approved by or on behalf of the Company’s Audit Committee.

OTHER MATTERS

Other Business

Other than the election of directors and ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending June 24, 2007, as described in this proxy statement, the Board of Directors presently knows of no other business to be conducted at the 2006 Annual Meeting. Under the Company’s Bylaws, any shareholder desiring to present a proposal for consideration at the meeting, including any director nomination, was required to give the Company written notice of the proposal by a certain date. No timely proposals have been received. Should any other business properly come before the meeting, the persons named in the accompanying form of proxy may vote the shares represented by the proxy in their discretion, except that under the rules of the Securities and Exchange Commission the accompanying proxy cannot be voted for more than eight nominees.

2007 Annual Meeting of Shareholders

Pursuant to the rules of the Securities and Exchange Commission, shareholder proposals submitted for inclusion in the Company’s proxy statement and form of proxy for the annual meeting to be held in 2007 must be received by the Company not later than May 23, 2007, and must comply with the Commission’s rules in other respects.

Other shareholder proposals to be presented at the annual meeting in 2007, including director nominations, must comply with the notice requirements of the Company’s Bylaws and be delivered to the Company not later than September 4, 2007, nor earlier than August 5, 2007. Any such proposals should be sent via means that afford proof of delivery to the Secretary at the Company’s principal executive offices.

Procedures for Director Nominations

Under the charter of the Governance and Nominations Committee, the Committee is responsible for identifying and selecting, or recommending that the Board select, qualified candidates for membership on the Board of Directors. In identifying candidates, the Committee takes into account such factors as it considers appropriate, which may include (a) ensuring that the Board, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise and local or community ties; (b) minimum individual qualifications, including strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially; (c) questions of independence, possible conflicts of interest and whether a candidate has special interests or a specific agenda that would impair his or her ability to effectively represent the interests of all shareholders; and (d) the extent to which the candidate would fill a present need on the Board. The Committee is also authorized to develop additional policies regarding Board size, composition and member qualification.

The Governance and Nominations Committee is responsible for evaluating suggestions concerning possible candidates for election to the Board submitted to the Company, including those submitted by Board members (including self-nominations) and shareholders. All candidates, including those submitted by shareholders, will be evaluated by the Committee on the same basis as other candidates using the Board membership criteria described above and in accordance with applicable procedures. Once candidates have been identified, the Committee will determine whether such candidates meet the minimum qualifications for director nominees. A search firm, SpencerStuart, has been engaged to assist the Committee in identifying and evaluating potential candidates.

All nominees for election to the Board of Directors at the 2006 Annual Meeting were recommended by non-management directors. Any shareholder desiring to present a nomination for consideration by the Governance and Nominations Committee prior to the 2007 Annual Meeting must do so in accordance with the Company’s Bylaws. See “2007 Annual Meeting of Shareholders” above.

Shareholder Communications with Directors

The Board of Directors, as a matter of policy, desires to facilitate communications between shareholders and directors to assist the Board in fulfilling its responsibilities to all shareholders. To that end the Board has established a process for use by shareholders who desire to bring matters to the Board’s attention. The process is intended to provide shareholders one means of communicating with directors and is not intended to be exclusive.

Any shareholder who desires to send a communication to members of the Board may submit it either by e-mail addressed to Corporate_Secretary@Cree.com or by mail addressed to the attention of the Corporate Secretary at Cree, Inc., 4600 Silicon Drive, Durham, North Carolina 27703. All such communications should include the number of shares beneficially owned by the person submitting the communication and his or her mailing address, telephone number and e-mail address, if any. All communications properly submitted under these procedures, except those deemed inappropriate as noted below, will be delivered to all members of the Board periodically, generally in advance of each regularly scheduled Board meeting. The Board has directed that the Secretary not forward communications which (a) are not reasonably related to the business of the Company, (b) concern individual grievances or other interests that are personal to the shareholder submitting the communication and that cannot reasonably be construed to present a matter of concern to shareholders generally or (c) under community standards, contain offensive, scurrilous or abusive content or that advocate engaging in illegal activities. If the Secretary, in his or her judgment, deems a communication inappropriate under the foregoing criteria, it will be returned to the person who submitted it together with a brief explanation of the reason why it has been deemed inappropriate for delivery.

Costs of Soliciting Proxies

The Company will bear the cost of this solicitation, including the preparation, printing and mailing of the proxy statement, proxy card and any additional soliciting materials sent by the Company to shareholders. The Company’s directors, officers and employees may solicit proxies personally or by telephone without additional compensation. The Company will also reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred in forwarding proxy soliciting materials to the beneficial owners.

Availability of Report on Form 10-K

A copy of the Company’s report on Form 10-K for the fiscal year ended June 25, 2006 (without exhibits), including financial statements, will be furnished without charge to any shareholder whose proxy is solicited hereby upon written request directed to: Director, Investor Relations, Cree, Inc., 4600 Silicon Drive, Durham, North Carolina 27703-8475.

Shareholders Sharing the Same Last Name and Address

Only one annual report and proxy statement may be delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. The Company will deliver promptly upon written or oral request a separate copy of the annual report and proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered. Requests for additional copies should be directed to the Corporate Secretary by e-mail addressed to Corporate_Secretary@Cree.com, by mail addressed to the attention of the Corporate Secretary at Cree, Inc., 4600 Silicon Drive, Durham, North Carolina 27703-8475 or by telephone at (919) 313-5300. Shareholders sharing an address and currently receiving a single copy may contact the Corporate Secretary as described above to request that multiple copies be delivered in future years. Shareholders sharing an address and currently receiving multiple copies may request delivery of a single copy in future years by contacting the Corporate Secretary as described above.

Principal Executive Offices

The Company’s principal executive offices are located at 4600 Silicon Drive, Durham, North Carolina 27703-8475, and the main telephone number at that location is (919) 313-5300.

Dated: September 15, 2006

CREE, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE 2006 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Charles M. Swoboda and Adam H. Broome, and each of them individually, as proxies and attorneys-in-fact of the undersigned, with full power of substitution, to represent the undersigned and to vote, in accordance with the directions in this proxy, all of the shares of stock of Cree, Inc. which the undersigned is entitled to vote at the 2006 Annual Meeting of Shareholders of Cree, Inc. to be held at the offices of the corporation at 4425 Silicon Drive, Durham, North Carolina 27703, on Friday, November 3, 2006, at 10:00 a.m. local time, and at any and all adjournments thereof.

Shares represented by this proxy will be voted as directed on the reverse. Unless a contrary direction is indicated, the shares will be voted FOR election of the director nominees listed on the reverse, and FOR the ratification of the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending June 24, 2007, and, in the discretion of the persons acting pursuant to this proxy, on any other matters that properly come before the meeting or any adjournments thereof, all as more specifically set forth in the Notice of Annual Meeting and Proxy Statement dated September 15, 2006, receipt of which is hereby acknowledged.

(Please sign and date on the reverse side and promptly return in the enclosed envelope.)

ANNUAL MEETING OF SHAREHOLDERS OF

CREE, INC.

November 3, 2006

PROXY VOTING INSTRUCTIONS

MAIL—Date, sign and mail your proxy card in the envelope provided as soon as possible. -or-	COMPANY NUMBER
TELEPHONE—Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. -or-	ACCOUNT NUMBER
INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

Please detach along perforated line and mail in the envelope provided

IF you are not voting via telephone or the Internet.

CONTINUED FROM OTHER SIDE. NOT VALID UNLESS SIGNED AND DATED.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR

VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

			FOR	AGAINST	ABSTAIN
1. Election of Directors: ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: o Charles M. Swoboda o John W. Palmour, Ph.D. o Dolph W. von Arx o James E. Dykes o Clyde R. Hosein o Robert J. Potter, Ph.D. o Harvey A. Wagner o Thomas H. Werner	2. Ratification of the appointment of ERNST & YOUNG LLP as independent auditors for the fiscal year ending June 24, 2007.	☐	☐	☐
Any proxy heretofore given by the undersigned is hereby revoked.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●		Please complete, sign and return this proxy whether or not you intend to attend the meeting.

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐	Please check box if you intend to attend the annual meeting in person.	☐

Signature of Shareholder                          Date                           Signature of Shareholder                           Date

Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.